Exhibit 99.1

Synergetics USA Provides Outlook for First Quarter 2012 Revenue and Earnings

Expects Growth in Revenues and Net Income from Continuing Operations

O’FALLON, Mo.--(BUSINESS WIRE)--November 15, 2011--Synergetics USA, Inc. (NASDAQ: SURG) today announced it expects to report growth in sales and net income for the first fiscal quarter ended October 31, 2011, compared with the first quarter of the prior year.

Synergetics expects to report revenue of $13.3 million to $13.6 million in the first quarter of fiscal 2012, representing approximately a 10%-13% increase in revenue compared with the first quarter of fiscal 2011. The growth in revenue was driven primarily by higher sales of domestic ophthalmology products, including increased sales of core products and procedural pack business compared with the first quarter of last year. In addition, the revenue growth was attributable to increased sales to the Company’s marketing partners.

The Company expects to report earnings from continuing operations of $0.04 to $0.05 per share for the first quarter of fiscal 2012. The Company also expects to report $0.01 to $0.02 per share loss from discontinued operations. Synergetics closed its plastic injection molding operations during the first quarter of fiscal 2011 and has transitioned this production to an outside vendor. The change is expected to result in improved gross profit margins associated with plastic injection molded products in the latter half of fiscal 2012.

Synergetics reported revenues of $12.1 million and earnings of $0.03 per diluted share, for the first quarter ended October 31, 2010.

“Our first quarter is our seasonally lightest quarter and we are pleased to report continued demand for our core products,” stated David M. Hable, President and Chief Executive Officer. “However, our first quarter’s sales were short of our expectations due to the roll-over of some OEM orders into our second fiscal quarter and an increase in our backorders at quarter’s end. We experienced an increase in backorders at the close of the first quarter as we rebalanced inventories as part of our lean manufacturing initiatives. We continue to make progress in our implementation of our lean initiatives throughout our production, inventory management and shipping processes and believe these will contribute to Synergetics’ achieving world class service levels on a go forward basis. We estimate that backorders totaled $500,000 at the end of our first quarter.”

“Our outlook for fiscal 2012 is positive based on new product demand and systems implemented over the past year,” continued Mr. Hable. “We showcased two new products at the American Association of Ophthalmology (AAO) Annual Meeting last month in Orlando, Florida, that generated a lot of interest from ophthalmic surgeons. We believe our new products that are targeted at the ambulatory surgery center environment will continue to drive our underlying growth rate in ophthalmology and we are excited about this new market’s potential.”

All preliminary financial information for the first quarter of fiscal 2012 is unaudited and is subject to the normal review by the Company’s independent auditors.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (“Synergetics USA” or the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the surgical disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales organizations and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, disposable and reusable devices, procedural kits, and the delivery of various energy modalities for the performance of less invasive surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.

Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2011, as updated from time to time in our filings with the Securities and Exchange Commission.

CONTACT:
Synergetics USA, Inc.
Pamela G. Boone, 636-939-5100
Chief Financial Officer
http://www.synergeticsusa.com